EXHIBIT 99.1

NEWS RELEASE

LNC Board Authorizes Additional Securities Repurchases

Declares Quarterly Dividend

Company To Expense Stock Options In 2003

Philadelphia, August 8, 2002— The board of directors of Lincoln National Corporation (NYSE:LNC), the parent company of the Lincoln Financial Group of companies, authorized the repurchase of up to $600 million of LNC securities. This authority is in addition to the $322.9 million, remaining from the previous securities repurchase authority as of June 30, 2002 for a combined repurchase authority totaling $922.9 million. Under this authority and without further announcement, Lincoln National may repurchase securities in such amounts at such times, as it deems appropriate. Purchases may be made on the various stock exchanges, by block trades, in privately negotiated transactions, or by such other means as it deems appropriate.

In other action today, the LNC board declared a quarterly cash dividend of $.32 per share on the corporation’s common shares and $.75 per share on preferred shares. The dividend on the common stock will be payable November 1, 2002 to shareholders of record on October 10, 2002. The dividend on the corporation’s $3 Cumulative Convertible Preferred Stock, Series A will be payable December 5, 2002 to shareholders of record on November 15, 2002.

Lincoln Financial Group also announced today that beginning in 2003, the company will expense the fair value of employee stock options.

Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in Philadelphia, Lincoln Financial Group has consolidated assets of $95 billion and had annual consolidated revenues of $6.4 billion in 2001. Through its wealth accumulation and protection businesses, the company provides annuities, life insurance, 401(k) plans, 529 college savings plans, mutual funds, managed accounts, institutional investment and financial planning and advisory services.

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Media Contact: 215.448.1455	Adrienne Mongan Strategic Communications Assistant amongan@lfg.com

Investor Contact: 215.448.1422	Priscilla Brown Vice President Investor Relations psbrown@lfg.com